CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements Nos. 333-127717 and 333-136728 on Form S-8 and Nos. 333-140246 and 333-141934 on Form  S-3 of our report dated September 22, 2009, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report appears in the Form 10-K filing for IsoRay, Inc. to be filed on or about September 25, 2009.

/s/ DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
September 22, 2009